EXHIBIT 10.6

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into effective as of July [insert], 2012 (the “Effective Date”) by and between SearchCore, Inc., a Nevada corporation (the “Company”), WeedMaps Media, Inc., a Nevada corporation (“WeedMaps”) and Justin Hartfield, an individual (“Hartfield”). The Company, WeedMaps and Hartfield shall each be referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Parties have entered into that certain Global Securities Purchase, Consulting and Resignation Agreement (the “Global Agreement”), of even date herewith;

WHEREAS, the Parties desire to enter into a consulting agreement whereby Hartfield will provide certain consulting services to the Company and the Company will compensate Hartfield as agreed upon herein;

NOW THEREFORE, in consideration of the promises and respective mutual agreement herein contained, the sufficiency and receipt of which is hereby acknowledged, it is agreed by and among the Parties hereto as follows:

ARTICLE 1
SERVICES TO BE PROVIDED BY HARTFIELD

1.
Consulting Services. Hartfield shall provide continuous support, guidance, advice and instructions as it relates to the business of WeedMaps (the “Consulting Services”). Hartfield shall provide a total of [insert] hours of Consulting Services per week for a total of thirty (30) months beginning August 1, 2012, or upon the completion of the payment as outlined below. The Consulting Services may be provided in person, via telephone, electronic mail or other acceptable means as determined by the Parties.

ARTICLE 2
PAYMENT BY COMPANY

2.	Payment Terms. The company shall pay Hartfield for the Consulting Services on a revenue sharing basis as follows:

a.
The Company shall pay Hartfield a total maximum of One Million Six Hundred and Twenty-five Thousand Dollars ($1,625,000.00) to be paid in monthly payments beginning September 1, 2012, and ending March 1, 2015, or upon the total payment of One Million Six Hundred and Twenty-five Thousand Dollars ($1,625,000), based on the gross revenue of WeedMaps in the preceding month as follows:

i.	If the gross revenues of WeedMaps are equal to or less than Six Hundred Thousand Dollars ($600,000.00) in a particular month, the Company shall pay Hartfield Zero Dollars ($0.00);

ii.	If the gross revenues of WeedMaps are greater than $600,000.00 and equal to or less than $800,000.00, the Company shall Hartfield $15,000.00;

iii.	If the gross revenues of WeedMaps are greater than $800,000.00 and equal to or less than $1,000,000.00, the Company shall pay Hartfield $37,142.00;

iv.	If the gross revenues of WeedMaps are greater than $1,000,000.00 and equal to or less than $1,200,000.00, the Company shall pay Hartfield $46,428.00;

v.	If the gross revenues of WeedMaps are greater than $1,200,000.00 and equal to or less than $1,600,000.00, the Company shall Hartfield $58,035.00;

vi.	If the gross revenues of WeedMaps are greater than $1,600,000.00 and equal to or less than $1,800,000.00, the Company shall pay Hartfield $69,642.00;

vii.	If the gross revenues of WeedMaps are greater than $1,800,000.00 and equal to or less than $2,000,000.00, the Company shall pay Hartfield $83,571.00;

viii.	If the gross revenues of WeedMaps are greater than $2,000,000.00, the Company shall pay Hartfield $150,000.00.

ARTICLE 3
MISCELLANEOUS

3.
Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party’s covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants’ fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect.

4.
Entire Agreement. This Agreement, together with its exhibits, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

5.	Incorporated by Reference. All documents delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

6.
Remedies Cumulative. No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.
Execution of Additional Documents. Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

8.
Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger or by facsimile transmission. Notices shall be deemed to have been received on the date of personal delivery or facsimile transmission. Notices shall be sent to the addresses set forth below:

If to the Hartfield:

Justin Hartfield
_______________________________________
_______________________________________

If to WeedMaps or the Company:

SearchCore, Inc.
1300 Dove Street, Suite 100
Newport Beach, CA 92660
Attn: Jim Pakulis
Facsimile (949)

with a copy to:

The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA 92688
Attn: Brian A. Lebrecht, Esq.
Facsimile (949) 635-1244

9.
Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

10.
Venue. The parties submit to the jurisdiction of the Courts of the State of California or a Federal Court empanelled in the State of California, County of Orange, for the resolution of all legal disputes arising under the terms of this Agreement.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

12.
Attorneys’ Fees. Except as otherwise provided herein, if a dispute should arise between the Parties, the prevailing Party shall be reimbursed by the nonprevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees exclusive of such amount of attorneys’ fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

13.
Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

14.
Third Party Beneficiaries. The Parties intend that any relevant ancillary parties to the Parties, including companies where the Parties have an ownership interest, will be third party beneficiaries to this Agreement, including the waiver and release, and can avail themselves of the materials terms of this Agreement, if necessary.

15.
Taxes. Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

“Hartfield”	“Company”

SearchCore, Inc. a Nevada corporation

/s/ Justin Hartfield	/s/ James Pakulis
Justin Hartfield, an individual	By: James Palukis
Its: Chief Executive Officer

“WeedMaps” WeedMaps Media, Inc. a Nevada corporation

/s/ James Pakulis
By: James Pakulis Its: Chief Executive Officer